Exhibit 99.1

News Release	1100 Brashear Ave., P.O. Box 790 Morgan City, Louisiana 70381 (985) 702-0195

For Immediate Release To: Analysts, Financial Community, Media	For Information Contact: Cecil A. Hernandez (985) 702-0195 Investor@ConradIndustries.com.

Conrad Industries Announces Filing Form 15 to Deregister its Stock

Morgan City, Louisiana (March 30, 2005) — Conrad Industries, Inc. (Nasdaq: CNRD) announced today that, consistent with its news release of March 22, 2005, it has filed today a Form 15 with the Securities and Exchange Commission (the “SEC”) to voluntarily deregister its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and to suspend its obligation to file reports under Section 15(d) of the Exchange Act. Conrad Industries, Inc. is eligible to deregister by filing a Form 15 because it has fewer than 300 holders of record of its common stock. As a result of deregistering with the SEC Conrad’s common stock will cease to be eligible for listing on Nasdaq and will not trade on Nasdaq after today.

With the filing of the Form 15, Conrad’s obligation to file certain reports with the SEC, including Forms 10-K, 10-Q, and 8-K, has immediately ceased. Conrad expects that the deregistration of its common stock will become effective 90 days after the date of filing of the Form 15 with the SEC. The Company’s shares may be quoted on the Pink Sheets after it delists from Nasdaq, but the Company can give no assurances that any broker will continue to make a market in the Company’s common stock. The Pink Sheets is a provider of pricing and financial information for the over-the-counter (OTC) securities markets. It is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, www.pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded.

Johnny Conrad, Conrad’s President and CEO commented, “As we previously announced, the deregistration and delisting was unanimously recommended to the Board of Directors by a special committee of independent directors after carefully considering the advantages and disadvantages of continuing registration and listing. The costs and administrative burdens associated with being a public company have significantly increased, particularly in light of new SEC, Sarbanes-Oxley and Nasdaq requirements. Our Board has determined that the rising costs of compliance, as well as the substantial demands on management time and resources, outweigh the benefits the Company receives from maintaining its registered and listed status. We believe that deregistering will result in significantly reducing expenses, avoiding even higher future expenses and will enable our management to focus more of its time and resources on operating the Company and enhancing shareholder value.”

Conrad further commented, “We estimate that the annual savings will be approximately $800,000 per year commencing in 2006 when compared to our current public company expenses plus the additional new recurring expenses we would need to incur in 2006 to comply with the internal control reporting requirements pursuant to Section 404 of Sarbanes-Oxley. We are currently finalizing a communication plan to provide information to our shareholders in the future. At this time we anticipate that we will post quarterly and annual financial statements on the Pink Sheets web site.”

Conrad Industries, Inc., established in 1948 and headquartered in Morgan City, designs, builds and overhauls tugboats, ferries, liftboats, barges, offshore supply vessels and other steel and aluminum products for both the commercial and government markets. The company provides both repair and new construction services at its four shipyards located in southern Louisiana and Texas.